Exhibit 10.1

April 4, 2008

Mr. David A. Eatwell

144 Belle Glades Lane

Belle Mead, New Jersey 08502

Subject: Separation Agreement and Release

The purpose of this letter is to confirm the agreement between Catalent Pharma Solutions, Inc. and all of its parents, subsidiaries and affiliated companies (collectively referred to as “Catalent”) and David A. Eatwell (referred to as “You”) concerning your termination of employment with Catalent.

Termination Date

You agree that your last day of employment with Catalent will be April 4, 2008 (the “Termination Date”) and following such date you will cease to be an officer or employee of Catalent.

Severance Pay

Following the Termination Date, subject to receipt of this fully-executed Agreement, the receipt and non-revocation of the release of claims attached hereto as Exhibit A (the “Release”), and your adherence to the restrictive covenants contained in the Management Equity Subscription Agreement, dated May 7, 2007, by and between PTS Holdings Corp. and you (the “MESA”), you will be paid $560,717 in severance (the “Severance Benefit”) in the form of salary continuation for a 52 week period (the “Initial Severance Period”). The first installment payment of the Severance Benefit will be made on the first regular payroll date that occurs after the Termination Date. The Severance Benefit consists of your current annual salary ($310,500), a Management Incentive Plan target bonus equal to 75% of your current annual salary ($232,875), plus your annual car allowance ($17,342). In addition to the Severance Benefit payable during the Initial Severance Period, if you satisfactorily perform the duties reasonably requested of you by Catalent during the six (6) month period following the Termination Date, as determined by the Chief Executive Officer of Catalent in his sole discretion, you will be paid an additional $140,179.25 in severance in the form of salary continuation for an additional 3 month period following the end of the Initial Severance Period (such additional period, to the extent applicable, together with the Initial Severance Period, the “Severance Period”)). You will also be paid for any accrued and unused P.T.O. (paid time off).

Management Incentive Plan

Following the Termination Date, you will be eligible to receive an amount equal to any bonus that may have been earned under the FY08 Management Incentive Plan, which amount will be (i) multiplied by a fraction, the numerator of which is the number of days you were employed by Catalent in such fiscal year and the denominator of which is 365 and (ii) payable to you in September 2008. For purposes of calculating any bonus that may have been earned under the FY08 Management Incentive Plan, your individual performance factor shall not be less than 1.0.

Continuation of Health/Group Life Insurance Benefits

Following the Termination Date, in addition to the severance pay described above, subject to the receipt and non-revocation of the Release and your adherence to the restrictive covenants contained in the MESA, you are entitled to receive the group health benefits coverage in effect on the Termination Date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the Termination Date), at the same premium rates as may be charged from time to time for employees of Catalent generally, which coverage will be provided until the earlier of (i) the expiration of the Initial Severance Period or, if later, to the extent applicable, the Severance Period and (ii) the date you are or become eligible for coverage under group health plan(s) of any other employer. Such continued coverage will run concurrently with COBRA.

Outplacement Assistance

Catalent will pay for executive outplacement services on your behalf through consulting firm of Lee Hecht Harrison.

Employee Assistance Program (“EAP”)

The EAP will be available to you and your immediate family for three (3) months after the Termination Date.

UK Pension Plan

You may be entitled to receive benefits under the Cardinal Health Retirement and Death Benefit Plan in accordance with the terms and conditions of the plan.

401(k) Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. 401(k) Plan in accordance with the terms and conditions of the plan. If you have any question regarding your 401(k) plan account, please contact Fidelity investments at 1-877-866-4401.

Deferred Compensation Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. Deferred Compensation Plan in accordance with the terms and conditions of the plan. Your balance will be paid to you in accordance with the terms of the plan, based on your distribution election on file with Fidelity Investments. If you have any questions regarding your account, please contact Fidelity Investments at 1-877-866-4401.

PTS Equity Compensation Plan

With respect to the 613.397 shares of common stock of PTS Holdings Corp. (“PTS Shares”) that you previously purchased, Catalent agrees to recommend to the Board of Directors of PTS Holdings Corp. that 338.397 of such PTS Shares be repurchased by PTS Holdings Corp. on or before April 30, 2008 at a repurchase price per PTS Share of $1000, for an aggregate repurchase price of $338,397. With respect to the remaining 275 PTS Shares, you will continue to hold such shares subject to the terms and conditions of the MESA and the Securityholders Agreement, dated as of May 7, 2007, among PTS Holdings Corp. and the other parties thereto (the “Securityholders Agreement”).

With respect to the options to purchase shares of common stock of PTS Holdings Corp. (the “Options”) subject to your nonqualified stock option agreement, dated as of May 7, 2007 (the “Option Agreement”), you will have 90 days from the Termination Date to exercise 20% of the shares (i.e., 183 shares) subject to your Time Option (as defined in the Option Agreement). The remaining 80% of the shares subject to your Time Option, as well as 100% of the shares subject to your Performance Option and Exit Option (each, as defined in your Option Agreement) will be forfeited as of the Termination Date and you will not be able to exercise your option with respect to these shares. If you decide to exercise the portion of your Time Option that is exercisable, any shares that you receive upon such exercise will be subject to the terms and conditions of the MESA and the Securityholders Agreement, including the call rights set forth in Section 4.2 of the MESA.

Transition Procedure

You agree to (i) continue to conduct your activities in a professional manner and to cooperate with Catalent in all reasonable ways to achieve a smooth transition and resolution to any open items on which you were working, (ii) not intentionally injure Catalent in any way relating to company property or personnel, (iii) turn over any company property including proprietary information in your possession including, but not limited to, all credit cards, prescription cards, office or warehouse keys, supplies or equipment, all company documents and all copies thereof, (iv) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between Catalent and its employees, customers, suppliers or others.

Restrictive Covenants

You agree and acknowledge that following the Termination Date you will continue to be subject to the covenants not to compete, not to solicit and not to disclose confidential information contained in the MESA. In connection with your compliance with the foregoing covenants, Catalent agrees to respond as soon as reasonably practicable to any requests made by you to clarify the scope of such covenants. In addition, you agree that for five years after the Termination Date, you shall not disparage, deprecate or make any comments or take any other actions, directly or indirectly, that could reflect adversely on Catalent or any of its officers, directors, employees or agents or adversely affect its business reputation or goodwill.

No Additional Payments

The severance payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of Catalent. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Catalent, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

Litigation and Regulatory Cooperation

You agree to cooperate fully with Catalent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Catalent that relate to events or occurrences that transpired during your employment with Catalent. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Catalent at mutually convenient times. In scheduling your time to prepare for discovery or trial, Catalent shall attempt to minimize interference with any other employment obligations that you may have. You also shall cooperate with Catalent in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Catalent. Catalent shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided after the Termination Date. In the event that you are named personally in any legal proceeding relating to your activities on behalf of Catalent, you will be eligible for indemnification to the extent permitted by Catalent’s by-laws and other governance documents, as well as any applicable liability insurance policies, as in effect at the time you make a claim for indemnification.

Deduction; Withholding; Set-Off

Notwithstanding any other provision of this Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Catalent reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under this Agreement will at all times be subject to the right of set-off of Catalent for any amounts or debts incurred and owed by you to Catalent whether during your employment or after the Termination Date.

Compliance with IRC Section 409A

Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with Catalent you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Catalent will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your termination of employment with Catalent (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board of Directors of Catalent Pharma Solutions, Inc., that does not cause such an accelerated or additional tax. Catalent will consult with you in good faith regarding the implementation of the provisions of this section; provided that neither Catalent nor any of its employees or representatives will have any liability to you with respect to thereto.

Review of Agreement and Release

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement and the Release with counsel of your choice. Your execution of this Agreement and Release establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement and the Release, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement and the Release before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of the 21-day period. You will have 7 days from the date that you sign this Agreement and the Release to revoke the Release and to change your mind, in which case this Agreement and the Release will be ineffective and of no legal force. If you so revoke the Agreement and the Release, then there will be no obligation on the part of Catalent to pay you any severance or provide you with any other benefits and you agree to repay to Catalent any such severance or other benefits previously paid or provided to you.

Modifications/Severability

This Agreement constitutes the entire understanding of the parties on the subjects covered, and supersedes any and all previous agreement on these subjects, excluding the MESA and the Securityholders Agreement. The parties agree that this Agreement will not be terminated or modified except in writing signed by you and Catalent. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement will remain in full force and effect and will be enforced according to their terms.

Full Compliance

You acknowledge and agree that this Catalent agreement to provide severance and other benefits under this Agreement are expressly contingent upon your full compliance with the provisions of this Agreement and the MESA and Securityholders Agreement, to the extent applicable.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and the Release and this Agreement and the Release will accrue to the benefit of and may be enforced by Catalent and its successors and assigns.

References

As is our policy, Catalent will only provide dates of employment and position title to inquiring employers.

Governing Law

You agree that all questions concerning the intention, validity or meaning of this Agreement and the Release will be construed and resolved according to the laws of the State of New Jersey. You also designate the Superior Court of Somerset County, New Jersey as the court of competent jurisdiction and venue for any actions or proceedings related to this Agreement and the Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

I believe the foregoing accurately reflects the terms of your severance from Catalent, and ask that you sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement and the Release to me by April 25, 2008, otherwise, I will assume that you reject this offer and it will no longer be available to you.

Sincerely,

/s/ John Lowry	Date	April 4, 2008
John Lowry

Agreed to:

/s/ David A. Eatwell	Date	April 4, 2008
David A. Eatwell

cc: H. Weininger

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this              day of             , 2008, by and among Catalent Pharma Solutions, Inc. (“Catalent”) and David A. Eatwell (the “Executive”).

The Executive and Catalent agree as follows:

1. The employment relationship between the Executive and Catalent and its subsidiaries and affiliates, will terminate April 4, 2008 (the “Termination Date”).

2. In consideration of the payments and benefits provided for in the Separation Agreement, dated             , 2008 (the “Separation Agreement”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges Catalent and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of Catalent, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims the Executive may have arising from or relating to (i) Executive’s employment or termination from employment with Catalent and (ii) Executive’s investment in PTS Holdings Corp. (other than any rights expressly provided for in, or arising out of, the related equity documents), including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

3. The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and Catalent agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release, and this Release shall not become effective or enforceable, and neither Catalent nor any other person is obligated to provide any benefits to the Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Executive has not returned the signed Release within the time permitted, then the offer of payments and benefits set forth in the Separation Agreement will expire by its own terms at such time.

4. This Release does not release the Released Parties from (i) any obligations due to the Executive under the Separation Agreement or under this Release or (ii) any vested rights Executive has under Catalent’s employee pension benefit and welfare benefit plans.

5. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

6. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

7. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Severance Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

CATALENT PHARMA SOLUTIONS, INC.		DAVID A. EATWELL

By:	John W. Lowry
Title:	President and Chief Executive Officer